EXHIBIT 99.1

CONTACT:	Charles R. Tutterow Executive Vice President and Chief Financial Officer 864/239-3915

JPS Industries, Inc. Receives NASDAQ Listing Notification

GREENVILLE, S.C. (February 3, 2004) — JPS Industries, Inc. (NASDAQ/NM: JPST) today announced that on February 2, 2004 it received notification from the Listing Qualifications Department of The Nasdaq Stock Market, Inc., indicating that, based on the Company’s Annual Report on Form 10-K for the period ended November 1, 2003, the Company does not meet the minimum standards for continued listing on The Nasdaq National Market.

NASD Rule 4450(a)(3) requires that, for continued quotation on The Nasdaq National Market, a company must maintain stockholders’ equity of at least $10 million. Under an alternative standard, NASD Rule 4450(b)(3) requires that a company’s market value of its publicly held shares be at least $15 million. Currently, neither the Company’s stockholders’ equity nor the market value of its publicly held shares meet the minimum requirements for continued listing on The Nasdaq National Market.

The Company has been requested to provide to Nasdaq the Company’s specific plan to achieve and sustain compliance with all Nasdaq National Market listing requirements. If, after conclusion of its review of the Company’s plan, Nasdaq determines that the Company has not presented a definitive plan to achieve compliance in the short term and sustain compliance in the long term, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal that decision to a Nasdaq Listing Qualifications Panel.

Michael L. Fulbright, JPS’s chairman, president and chief executive officer, stated, “We are reviewing all options available to us to return to compliance with The Nasdaq National Market’s continued listing requirements, as well as all alternatives that will be in the best interests of our stockholders.”

There can be no assurance that the Company will be able to take actions sufficient to bring it back into compliance with The Nasdaq National Market continued listing criteria within the allotted period of time.

JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in

Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to meet its financial covenant obligations and negotiate a new credit facility upon maturity of its existing credit facility), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers, and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. JPS Industries, Inc. is not responsible for changes made to this document by wire services or Internet services.

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